News Release
Tupperware Brands Corp.
14901 S. Orange Blossom Trail
Orlando, FL 32837

Mauro Schnaidman Appointed to Tupperware Brands Board of Directors

ORLANDO, FL., March 23, 2020 -- Following the recent appointments of a new Chief Executive Officer and Executive Vice Chairman, Tupperware Brands Corporation (NYSE: TUP) announced that Mauro Schnaidman has been elected to its Board of Directors, effective today.

Mr. Schnaidman is a seasoned executive with more than 30 years in the consumer product, digital and direct selling sectors. He is the former President and Chief Executive Officer of JAFRA Cosmetics International, a global marketer of beauty and skin care products. In the role of CEO, Mr. Schnaidman was responsible for leading innovation, digital and market expansion to revitalize the 60-year old brand. Prior to his role at JAFRA Cosmetics, Mr. Schnaidman served as Chairman of the Board and President of Southern Europe for consumer goods company, Sara Lee, where he revamped the product portfolio and focused on strong shopper marketing programs that ultimately led to doubling of the size and profits of the business. He has also held leadership roles at notable companies PepsiCo, Unilever, AOL and Revlon throughout the United States, Latin America, and Europe.

Mr. Schnaidman is an advisory board member of Weareknitters, a fashion technology company; a mentor and advisor to global high-impact startups and entrepreneurs through Endeavor.org; an active member of Young Presidents Organization (YPO); and an advisory board member of Exito Instituto do Empreendedorismo, a Brazilian non-profit focused on supporting underprivileged young people in Latin America to become entrepreneurs. He is also a former advisory board member to Anisa International, a premium producer of beauty devices based in the United States.

“Bringing Mauro on to the Tupperware Brands board adds a seasoned direct selling executive and strong leader with a proven reputation for delivering growth that achieves market share, revenue and profits,” said Susan M. Cameron, Chairman of the Tupperware Brands Board of Directors. “At this pivotal time for the Company, his experience and knowledge will be key in helping management restore the business not only to grow but to thrive as a modern direct seller.”

“I am excited to be joining the Tupperware Brands board and work with my fellow directors, the new leadership and entire management team to define the strategic future of this brand,” said Mr. Schnaidman. “Tupperware has an opportunity to redefine how it goes to market through focused marketing programs, product innovation and the use of digital. I am confident that my experience working across sectors and in various geographies will be valuable during such an important time for the company.”

Mr. Schnaidman will serve on the Company’s Compensation and Management Development Committee. His election brings the Tupperware Brands Board of Directors to 13 members once newly announced Chief Executive Officer, Miguel Fernandez, joins the Company on April 6, 2020. Board member Chris O’Leary will continue on the board following his role of Interim CEO.

About Tupperware Brands
Tupperware Brands Corporation, through an independent sales force of 2.9 million, is a global manufacturer and marketer of innovative, premium products through social selling. Product brands span several categories including design-centric food preparation, storage and serving solutions for the kitchen and home through the Tupperware brand and beauty and personal care products through the Avroy Shlain, Fuller Cosmetics, NaturCare, Nutrimetics and Nuvo brands. For more information, visit tupperwarebrands.com.

Media: Cameron Klaus, cameronklaus@tupperware.com, (407) 826-8855
Investor Contact: Jane Garrard, janegarrard@tupperware.com, (407) 826-4475

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